Exhibit 23.1

Consent of Independent Accounting Firm

American Home Bank, National Association

Mountville, Pennsylvania

We hereby consent to the inclusion of our report dated April 14, 2008, relating to the consolidated financial statements of American Home Bank, National Association, which is included in this Current Report on Form 8-K/A.

/s/ Beard Miller Company LLP

Harrisburg, Pennsylvania

March 13, 2009